 Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2019 RESULTS AND DECLARES FOURTH QUARTER 2019 DIVIDEND

Boston, Massachusetts, October 30, 2019.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2019 results. Net income for the quarter ended September 30, 2019 was $15.6 million, or $1.01 per diluted share, compared to net income of $28.9 million, or $1.88 per diluted share, for the comparable 2018 period. Net income for the nine months ended September 30, 2019 was $71.5 million, or $4.64 per diluted share, compared to net income of $64.8 million, or $4.24 per diluted share, for the comparable 2018 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2019 was $0.98  per diluted share, compared to $1.76 per diluted share, for the comparable 2018 period. Non-GAAP operating income for the nine months ended September 30, 2019 was $3.80 per diluted share, compared to $4.30 per diluted share, for the comparable 2018 period. Safety’s book value per share increased to $51.49 at September 30, 2019 from $47.01 at December 31, 2018. Safety paid $0.90 per share in dividends to investors during the quarter ended September 30, 2019 compared to $0.80 per share during the quarter ended September 30, 2018. Safety paid  $3.20 per share in dividends to investors during the year ended December 31, 2018.

On September 12, 2019, we reached an agreement to settle litigation involving a liability claim seeking to recover extra-contractual damages against one of our personal umbrella policyholders.  The settlement received court approval and the costs associated with such settlement were accrued during the quarter ended September 30, 2019 within loss and loss adjustment expense. The net pre-tax income impact from this settlement during the quarter ended September 30, 2019 was $6.9 million which represents a direct loss of $15.5 million net of $8.6 million of reinsurance. The after-tax impact of the settlement was $5.5 million or $0.36 per diluted share.

For the quarter ended September 30,  2019, loss and loss adjustment expenses incurred increased by $18.3 million, or 15.7%, to $135.0 million from $116.7 million for the comparable 2018 period. For the nine months ended September 30, 2019, loss and loss adjustment expenses incurred increased by $15.8 million, or 4.3%, to $383.4 million from $367.6 million for the comparable 2018 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30,  2019 were 68.0%,  30.7%, and 98.7%, respectively, compared to 59.2%,  31.7%, and 90.9%, respectively, for the comparable 2018 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2019 were 65.1%,  30.9%, and 96.0%, respectively, compared to 63.0%,  31.7%, and 94.7%, respectively, for the comparable 2018 period. Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2019 was $3.2 million compared to $13.0 million for the comparable 2018 period. The decrease is mainly a result of the umbrella claim noted above.  Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2019 was $25.5 million compared to $39.4 million for the comparable 2018 period.

Direct written premiums for the quarter ended September 30,  2019 increased  by $5.8 million, or 2.6%, to $225.7 million from $219.9 million for the comparable 2018 period. Direct written premiums for the nine months ended September 30, 2019 increased by $6.0 million or 0.9% to $662.7 million from $656.7 million for the comparable 2018 period. The 2019 increase occurred primarily in our commercial automobile and homeowners lines of business.

Net written premiums for the quarter ended September 30, 2019 increased by $4.1 million, or 2.0%, to $211.6 million from $207.5 million for the comparable 2018 period. Net written premiums for the nine months ended September 30, 2019 increased by $5.8 million, or 0.9%, to $618.8 million from $613.0 million for the comparable 2018 period. Net earned premiums for the quarter ended September 30, 2019 increased by $1.4 million, or 0.7%, to $198.4 million from $197.0 million for the comparable 2018 period.  Net earned premiums for the nine months ended September 30,  2019 increased by $6.2 million, or 1.1%, to $589.3 million from $583.1 million for the comparable 2018 period.

Net investment income for the quarter ended September 30,  2019 increased by $0.8 million, or 7.4%, to $11.9 million from $11.1 million for the comparable 2018 period.  Net investment income for the nine months ended September 30, 2019 increased by $2.5 million, or 7.6%, to $34.3 million from $31.8 million for the comparable 2018 period. The increase is a result of an increase in the average invested asset balance and improved investment income yields compared to the prior year.    Net effective annualized yield on the investment portfolio was 3.5% for the three months ended September 30, 2019 compared to 3.4% for the comparable 2018 period. Net effective annualized yield on the investment portfolio for the nine months ended September 30,  2019 was 3.4% compared to 3.3% for the comparable 2018 period. Our duration on fixed maturities was 2.9 years at September 30, 2019 and 3.6 years at December 31, 2018,  respectively.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on its issued and outstanding common stock payable on December 13, 2019 to shareholders of record at the close of business on December 2, 2019.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and operating income per diluted share consist of our GAAP net income adjusted by the net realized gains, net impairment losses on investments, change in net unrealized gains on equity securities and taxes related thereto. For the quarter ended September 30, 2019 a  decrease of $0.4 million for the change in unrealized gains was recognized within income before income taxes, compared to an increase of $2.4 million recognized in the comparable 2018 period. For the nine months ended September 30, 2019, an increase of $15.2 million for the change in unrealized gains was recognized in income before income taxes, compared to a decrease of $3.7 million recognized in the comparable 2018 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2018 Form 10-K with the SEC on February 28,  2019 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2018 filed with the SEC on February 28,  2019.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,172,117 and $1,175,413)	$1,207,829	$1,161,862
Equity securities, at fair value (cost: $146,829 and $142,948)	167,061	148,011
Other invested assets	34,206	23,481
Total investments	1,409,096	1,333,354
Cash and cash equivalents	47,482	37,582
Accounts receivable, net of allowance for doubtful accounts	209,906	190,062
Receivable for securities sold	702	1,039
Accrued investment income	9,475	8,420
Taxes recoverable	1,454	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	33,209	13,691
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	117,884	108,398
Ceded unearned premiums	35,105	33,974
Deferred policy acquisition costs	78,344	73,355
Deferred income taxes	—	8,749
Equity and deposits in pools	33,231	28,094
Operating lease right-of-use-assets	35,758	—
Other assets	22,155	19,522
Total assets	$2,033,801	$1,856,240

Liabilities
Loss and loss adjustment expense reserves	$601,459	$584,719
Unearned premium reserves	466,003	435,380
Accounts payable and accrued liabilities	61,515	71,896
Payable for securities purchased	6,145	5,156
Payable to reinsurers	33,101	12,220
Deferred income taxes	2,726	—
Taxes payable	—	6,090
Operating lease liabilities	35,758	—
Other liabilities	35,017	22,135
Total liabilities	1,241,724	1,137,596

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,663,364 and 17,566,180 shares issued	177	176
Additional paid-in capital	200,836	196,292
Accumulated other comprehensive income (loss), net of taxes	28,212	(10,706)
Retained earnings	646,687	616,717
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	792,077	718,644
Total liabilities and shareholders’ equity	$2,033,801	$1,856,240

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net earned premiums	$198,410	$196,968	$589,327	$583,126
Net investment income	11,947	11,120	34,272	31,839
(Losses) earnings from partnership investments	(139)	1,188	1,431	6,539
Net realized gains on investments	1,194	53	1,513	2,948
Change in net unrealized gains on equity investments	(387)	2,444	15,168	(3,749)
Net impairment losses on investments (a)	(123)	(228)	(397)	(228)
Finance and other service income	4,371	4,362	12,540	13,121
Total revenue	215,273	215,907	653,854	633,596

Losses and loss adjustment expenses	134,966	116,693	383,386	367,564
Underwriting, operating and related expenses	60,845	62,496	182,187	184,925
Interest expense	22	22	67	67
Total expenses	195,833	179,211	565,640	552,556

Income before income taxes	19,440	36,696	88,214	81,040
Income tax expense	3,821	7,788	16,715	16,191
Net income	$15,619	$28,908	$71,499	$64,849

Earnings per weighted average common share:
Basic	$1.02	$1.90	$4.68	$4.28
Diluted	$1.01	$1.88	$4.64	$4.24

Cash dividends paid per common share	$0.90	$0.80	$2.50	$2.40

Number of shares used in computing earnings per share:
Basic	15,220,902	15,091,754	15,194,469	15,076,214
Diluted	15,360,908	15,250,332	15,337,331	15,217,927

(a) No portion of the other-than-temporary impairments recognized in the period indicated were included in Other Comprehensive Income.

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$15,619	$28,908	$71,499	$64,849
Exclusions from net income:
Net realized gains on investments	(1,194)	(53)	(1,513)	(2,948)
Change in net unrealized gains on equity investments	387	(2,444)	(15,168)	3,749
Net impairment losses on investments	123	228	397	228
Income tax expense (benefit) on exclusions from net income	144	476	3,420	(216)
Non-GAAP operating income	$15,079	$27,115	$58,635	$65,662

Net income per diluted share	$1.01	$1.88	$4.64	$4.24
Exclusions from net income:
Net realized gains on investments	(0.08)	-	(0.10)	(0.19)
Change in net unrealized gains on equity investments	0.03	(0.16)	(0.99)	0.25
Net impairment losses on investments	0.01	0.01	0.03	0.01
Income tax expense (benefit) on exclusions from net income	0.01	0.03	0.22	(0.01)
Non-GAAP operating income per diluted share	$0.98	$1.76	$3.80	$4.30

Safety Insurance Group, Inc. and Subsidiaries

 Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Written Premiums
Direct	$225,751	$219,930	$662,733	$656,713
Assumed	7,473	7,750	23,893	23,995
Ceded	(21,628)	(20,174)	(67,807)	(67,674)
Net written premiums	$211,596	$207,506	$618,819	$613,034

Earned Premiums
Direct	$213,619	$212,209	$631,261	$624,325
Assumed	7,214	7,469	24,742	24,236
Ceded	(22,423)	(22,710)	(66,676)	(65,435)
Net earned premiums	$198,410	$196,968	$589,327	$583,126